Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900
mkendrick@seitel.com

SEITEL ANNOUNCES SALE OF ITS CANADIAN SEISMIC DATA LIBRARY AND PREVIEWS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

HOUSTON, January 15, 2019 - Seitel, Inc. (the “Company” or “Seitel”), a leading provider of onshore seismic data to the oil and gas industry in North America, today announced the sale of its Canadian seismic data library and provided certain preliminary unaudited financial results for the fourth quarter and full year 2018.

Sale of Canadian Seismic Data Library
On January 15, 2019, Seitel entered into a definitive agreement to sell its 100% ownership in Seitel Canada Ltd., the primary asset of which is our 2D and 3D seismic data library in Canada, to Pulse Seismic Inc. for a purchase price of approximately CDN $53 million (approximately $40 million USD at current FX rates), plus an earn out equal to 50% of the cash resales generated from the assets acquired by Pulse over the two years following closing, up to a maximum of CDN $5 million. The transaction closed the same day. The Canadian library consists of approximately14,100 square miles of 3D seismic data and approximately 400,000 linear miles of 2D seismic data in Canada.

“Although it is difficult to exit a business that has been part of our history for so many years, we are pleased to have gained financial flexibility, which will allow us to focus our capital investment on our core U.S. library that we believe will deliver the greatest value to our clients,” commented Rob Monson, president and chief executive officer.

The Canadian seismic data library being sold contributed approximately CDN $4.2 million (USD $3.2 million) to Seitel’s cash resales in 2018 and approximately CDN $7.1 million (USD $5.5 million) to total revenue.

Preliminary Unaudited Fourth Quarter and Year-End 2018 Results
The Company is pleased to announce certain preliminary unaudited financial results for the quarter and year ended December 31, 2018. The preliminary financial results shown below include the results of Seitel Canada Ltd.

Fourth Quarter Preliminary Highlights -

•	The Company expects total revenue of approximately $41.0 million compared to $21.9 million in Q4 2017.

•	The Company expects cash resales of approximately $35.3 million compared to $16.3 million in Q4 2017.

•	The Company expects net cash provided by (used in) operating activities of approximately $3.7 million compared to $(3.9) million in Q4 2017.

•	The Company expects Cash EBITDA of approximately $28.9 million compared to $12.2 million in Q4 2017.

Full Year Preliminary Highlights -

•	The Company expects total revenue of approximately $95.0 million compared to $90.3 million in 2017.

•	The Company expects cash resales of approximately $78.7 million compared to $59.7 million in 2017.

•	The Company expects net cash provided by operating activities of approximately $35.3 million compared to $40.4 million in 2017.

•	The Company expects Cash EBITDA of approximately $58.2 million compared to $41.5 million in 2017.

Cash resales represent new contracts for data licenses from our library payable in cash and is a component of total revenue. A table summarizing the components of Seitel’s revenue is included in this press release.

Cash EBITDA is a non-GAAP financial measure that represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. A table reconciling Cash EBITDA to net cash provided by (used in) operating activities is included in this press release.

INFORMATION REGARDING PRELIMINARY UNAUDITED RESULTS
The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the three months or year ended December 31, 2018. The information presented above should not be considered a substitute for full financial statements for the three months and year ended December 31, 2018, once they become available and should not be regarded as a representation by us or our management as to our actual financial results for the periods indicated. We have not yet finalized our financial statement close process for the quarter ended December 31, 2018 or completed our year-end audit. In connection with the completion of these activities, we may identify items that would require us to make adjustments to our preliminary results described above. As a result, our financial results could be different than as indicated above and those differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

CONFERENCE CALL
Seitel’s next conference call will be held after the release of its year-end 2018 results. Should investors or analysts wish to contact the Company, please feel free to contact Marcia Kendrick at the email address or telephone number provided in this release.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in the United States. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in the United States and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 33,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and over 600,000 linear miles of 2D seismic data concentrated in the major active oil and gas producing regions in the United States. Seitel has also expanded into Mexico through the reprocessing of existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but believe that certain non-GAAP financial measures, such as cash EBITDA, provide useful supplemental information to investors regarding the Company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. The non-GAAP financial measure included in this press release is Cash EBITDA, for which the most comparable GAAP measure is net cash provided by (used in) operating activities. A reconciliation of the non-GAAP financial measure to its most comparable GAAP measure is included at the end of this press release.

(Tables to follow)

Components of Total Revenue

Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity.

The following table summarizes the components of Seitel's revenue (in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)
Total acquisition underwriting revenue	$6.7	$4.6	$14.7	$22.8

Resale licensing revenue:
Cash resales	35.3	16.3	78.7	59.7
Non-monetary exchanges	—	0.8	1.2	2.1
Revenue recognition adjustments	(1.4)	(0.3)	(2.0)	3.6
Total resale licensing revenue	33.9	16.8	77.9	65.4

Total seismic revenue	40.6	21.4	92.6	88.2

Solutions and other	0.4	0.5	2.4	2.1
Total revenue	$41.0	$21.9	$95.0	$90.3

Reconciliation of Cash EBITDA to Net Cash Provided By (Used In) Operating Activities

Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers).

The following is a quantitative reconciliation of Cash EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure, net cash provided by (used in) operating activities (in millions):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)
Cash EBITDA	$28.9	$12.2	$58.2	$41.5
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	6.7	4.5	14.7	22.5
Revenue recognition adjustments from contracts payable in cash	(1.5)	0.6	(2.2)	4.4
Severance and other non-routine costs	(0.3)	—	(6.2)	(0.2)
Interest expense, net	(6.0)	(6.1)	(24.0)	(24.7)
Amortization of deferred financing costs	0.4	0.3	1.4	1.3
Other cash operating income	—	—	0.1	—
Current income tax benefit (expense)	0.2	(0.4)	0.1	(2.9)
Changes in operating working capital	(24.7)	(15.0)	(6.8)	(1.5)
Net cash provided by (used in) operating activities	$3.7	$(3.9)	$35.3	$40.4